Exhibit 99.1

Specialty Chemical Company China XD Plastics Announces First Quarter 2020 Financial Results

– Revenue of $144.8 million –

HARBIN, China, June 29, 2020 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) (“China XD,” the “Company” or “we”), one of China’s leading specialty chemical companies engaged in the development, manufacture and sale of polymer composite materials primarily for automotive applications, today announced its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights

  Revenue was $144.8 million, a decrease of 52.0% YoY and a decrease of 53.4% sequentially

  Gross profit was $5.2 million, a decrease of 89.7% YoY and a decrease of 88.1% sequentially

  Gross margin of 3.6%, a decrease of 13.1% YoY and a decrease of 10.5% sequentially

  Net loss was $11.0 million, compared to net income of $11.0 million in the same period last year and net loss of $65.0 million sequentially

  EBITDA was $21.7 million, a decrease of 54.4% YoY and an increase of 179.5% sequentially. A description of the adjustments from GAAP net loss to EBITDA is detailed in the table captioned "Reconciliation of GAAP and Non-GAAP Results" following this press release.

  Total volume shipped was 28,326 metric tons, down 70.0% YoY and a decrease of 57.7% sequentially

"Due to the COVID-19 pandemic, China's auto industry was hit hard with production and sales decreased by 45.2% and 42.4%, respectively for the first quarter of 2020. The Company's manufacturing facilities in Harbin and Sichuan were temporarily shut down in February and March 2020 while our Dubai facilities’ operation has been suspended since early February 2020, pursuant to the local government directives. During the first quarter of 2020, the Company’s revenue decreased by 52.0%, and our domestic sales decreased by 51.1% in all regions, as compared to the same period of the last year. The Company has taken proactive measures to respond to these changes from the supply disruption and the decreased orders of auto industry. We continued to promote sales of high-priced semi-finished goods in domestic market during the first quarter of 2020. We are pleased to see an overall increase of 65.6% in the average RMB selling price of our products, to partially offset the decreased sales volume of 70.0%. "

"Meanwhile, China XD has responded to the COVID-19 pandemic by producing raw materials for PPE such as goggles and masks, to help alleviate the pandemic to our communities and mitigate the negative impact of world pandemic on Chinese auto industry."

"We also resumed our commitment to completing our industrial project for upgrading existing equipment for 100,000 metric tons of engineering plastics by the end of third quarter of this year, and our Qinling Road Project and Jiangnan Road Project for equipment upgrade and factory revamping by the end of the fourth quarter of 2020, thus bringing the production capacity in Heilongjiang Campus back to 390,000 metric tons. At the same time, we expect to complete additional 10 production lines in our Sichuan plant by the end of the fourth quarter of this year, thus to bring the total capacity of Sichuan base to 300,000 metric tons. Together with the production capacity ramp up in Dubai, we are confident in our ability to make further inroads into more specialized high-end products for various applications in more other markets"

"We will continue to optimize our management structure and enhance our operating efficiency. We are confident, through our cooperation with Chinese big banks to successfully execute our expansion strategy in multiple regions and sectors, and to be confident with our core market positioning and expanded platform for growth." Mr. Han concluded.

First Quarter 2020 Results

Revenues

Revenues were US$144.8 million in the first quarter ended March 31, 2020, a decrease of US$156.7 million, or 52.0%, compared to US$301.5 million in the same period of last year. This was due to the decrease of 70.0% in sales volume, and 5.5% negative impact from exchange rate due to depreciation of RMB against US dollars, partially offset by an increase of 65.6% in the average RMB selling price of our products, as compared with those of the same period of last year.

(i) Domestic market

For the three months ended March 31, 2020, revenue from domestic market decreased by US$151.1 million or 51.1% as a combined result of: (i) a decrease of 69.8% in sales volume; (ii) a depreciation of RMB against USD by 5.5%; and partially offset by (iii) an increase of 67.4% in the average RMB selling price of our products, as compared with those of last year.

According to the China Association of Automobile Manufacturers, automobile production and sales in China decreased by 45.2% and 42.4%, respectively, for the first quarter of 2020 as compared to the same period of 2019. Due to the severe impact of COVID-19 pandemic, the macroeconomic conditions were exacerbated sharply resulting in ceased auto production and slack consumer market. The Company has temporarily closed its manufacturing facilities corporate offices in accordance with the requirement of the PRC government beginning in early February, with limited support from the Company’s employees, delayed access to raw material supplies and inability to deliver products to customers on a timely basis, the Company’s business was negatively impacted and has generated lower revenue during the period from February to April 2020.

Our domestic sales during the first quarter of 2020 severely decreased by 51.1% in all regions, as compared to the same period of the prior year, including decrease of sales by 58.6% in Northeast China, 26.1% in North China, 43.7% in East China, 74.9% in South China, 74.5% in Central China, and 64.7% in Southwest China for the three-month period ended March 31, 2020 as compared to the same period of 2019.

As for the RMB selling price, the increase of 67.4% was mainly due to sales of high-priced semi-finished goods in domestic market during the three months ended March 31, 2020.

 (ii) Overseas market

For the three months ended March 31, 2020, revenues from overseas market was US$0.2 million as compared to US$5.8 million of that in 2019. The Dubai facility was temporarily shut down since late February and has not resumed its operation till the current period, which has negatively impacted operations in Dubai facility.

After a successful trial production at our production base in Dubai in November 2018, the Company has established business relationships with new customers in UAE and India, and shipped products to the end users in Europe and Southeast Asia.

Premium products (PA66, PA6, POM, PPO, Plastic Alloy and PLA) in total accounted for 93.2% of revenues from sales of finished goods in the first quarter of 2020, compared to 82.7% in the prior year period. The Company continued to shift production mix from traditional lower-end products such as PP to higher-end products such as PA66, primarily due to (i) greater growth potential of advanced modified plastics in luxury automobile models in China, (ii) the stronger demand as a result of promotion by the Chinese government for clean energy vehicles and (iii) better quality demand from and consumer recognition of higher-end cars made by automotive manufacturers from Chinese and Germany joint ventures, Sino-U.S. and Sino-Japanese joint ventures, which manufacturers tend to use more and higher-end modified plastics in quantity per vehicle in China.

Gross profit was US$5.2 million in the quarter ended March 31, 2020, compared to US$50.3 million in the same period of 2019, representing a decrease of 89.7% or US$45.1 million. Our gross margin decreased sharply to 3.6% during the quarter ended March 31, 2020 from 16.7% during the same quarter of 2019 primarily due to (i) the decreased sales of finished goods as a result of COVID-19 pandemic; (ii) increased cost for idle capacity as a result of shutdown.

General and administrative (G&A) expenses were US$6.0 million in the quarter ended March 31, 2020 compared to US$8.8 million in the same period in 2019, representing a decrease of 31.8%, or US$2.8 million. The decrease was primarily due to the decrease of US$2.9 million in salary and welfare as a result of management's cost reduction measure to cope with impact form the COVID-19.

Research and development expenses were US$3.8 million in the quarter ended March 31, 2020 compared with US$10.1 million in the same period in 2019, representing a decrease of US$6.3 million, or 62.4%. This decrease was due to (i) a decrease of US$5.9 million in raw materials consumption, (ii) a decrease of US$0.1 million in salary and welfare for R&D personnel, and (iii) a decrease of US$0.3 million in depreciation. As of March 31, 2020, the number of ongoing research and development projects was 325.

Total operating loss was US$4.7 million in the first quarter ended March 31, 2020 compared to operating income of $31.2 million in the same period of 2019, representing a decrease of 115.1% or US$35.9 million. This decrease is primarily due to the lower gross margin, and partially offset by the lower operating expenses.

Net interest expenses were US$17.6 million for the three-month period ended March 31, 2020, compared to $17.1 million in the same period of 2019, representing an increase of 2.9% or US$0.5 million, primarily due to (i) the increase of average short-term and long-term loan balance in amount of US$999.4 million for the three months ended March 31, 2020 compared to US$990.1 million for the same period in 2019; (ii) the increase of interest expense resulting from the average loan interest rate increased to 5.55% for the three months ended March 31, 2020 compared to 4.91% of the same period in 2019; (iii) the decrease of average deposit balance in amount of US$207.4 million for the first quarter ended March 31, 2020 compared to US$242.4 million for the same period in prior year; and (iv) the decrease of interest income resulting from the average deposit interest rate decreased to 0.63% for the first quarter ended March 31, 2020 compared to 0.72% of the same period in 2019.

The effective income tax rates for the three-month periods ended March 31, 2020 and 2019 were negative 8.8% and 24.9%, respectively. The effective income tax rate decreased significantly from 24.9% for the three-month period ended March 31, 2019 to negative 8.8% for the three-month period ended March 31, 2020, primarily due to the operating loss incurred as a result of the COVID-19 pandemic.

Net loss was US$11.0 million in the first quarter of 2020 compared to a net income of US$11.0 million in the same quarter of 2019, representing a decrease of US$22.0 million, or 200.0%. Basic and diluted losses per share for the first quarter of 2020 were both US$0.16, compared to US$0.16 earnings per share per share for the same period of 2019.

The average number of shares used in the computation of basic and diluted losses per share for the three months ended March 31, 2020 was 66.9 million, compared to 50.9 million shares for earnings per share in the prior year period.

Earnings before interest, tax, depreciation and amortization (EBITDA) was $21.7 million for the first quarter of 2020, compared of $47.6 million for the same period of 2019, representing a decrease of $25.9 million, or 54.4%. For a detailed reconciliation of EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Financial Condition

As of March 31, 2020, the Company had US$190.4 million in the total amount of cash and cash equivalents and restricted cash, a decrease of US$38.0 million or 16.6% as compared to US$228.4 million as of December 31, 2019, mainly due to the operating cash outflows. As of March 31, 2020, working capital was US$34.1 million (current assets minus current liabilities) and the current ratio (current assets divided by current liabilities) was 1.0, as compared to the current ratio of 1.0 as of December 31, 2019. Stockholders' equity as of March 31, 2020 was US$812.8 million, decreased by 2.8% as compared to US$836.4 million of December 31, 2019 primarily due to the net loss incurred during the three-month period ended March 31, 2020 due to the negative impact of COVID-19 pandemic.

Prepaid expenses and other current assets increased by 40.7% or US$69.9 million primarily because (i) advances to suppliers for purchasing raw materials increased by US$111.9 million; partially offset by (ii) a decrease of US$42.6 million of receivables from Hong Kong Grand Royal Trading Co., Ltd. Accrued expenses and other current liabilities increased by 40.5% mainly due to the increase of US$28.0 million of contract liabilities and the increase of US$6.1 million accrued freight expenses. The aggregate short-term and long-term bank loans increased by 1.5% due to using the line of credits to support operating and investing activities in HLJ Xinda Group and Sichuan Xinda. We define the manageable debt level as the sum of aggregate short-term and long-term loans over total assets.

Recent Development

On May 8, 2020, the Board of Directors of the Company received a preliminary nonbinding proposal letter from Mr. Han, our Chairman and Chief Executive Officer, XD. Engineering Plastics Company Limited (together with Mr. Han, the “Buyer Group”), a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, proposing to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by the Buyer Group in a “going-private” transaction. The Board of Directors has established a special committee (the “Special Committee”), consisting of the following independent directors of the Company: Mr. Linyuan Zhai, Mr. Huiyi Chen and Mr. Guanbao Huang, with Mr. Huiyi Chen serving as chairperson of the Special Committee. The Special Committee is responsible for evaluating, negotiating and recommending to the Board any proposals involving a strategic transaction by the Company with one or more third parties. On June 15, 2020, the Company entered into an agreement and plan of merger in connection with the proposed going-private transaction. For details, please refer to the Company’s Form 8-K filed on June 15, 2020. There can be no assurance that the merger agreement or the transactions contemplated thereunder or any alternative transactions will be approved by our stockholders or consummated.

Financial Guidance and Business Outlook

As a result of the outbreak of COVID-19 in the PRC, China Auto Industry production and sales drastically decreased by 33.4% and 31.14% for the first four months of 2020, according to the China Association of Automobile Manufacturers. It has a ripple effect and impact throughout China auto supply chain, including the Company.

Due to the fact that the Company had temporarily closed some of its manufacturing facilities and offices in the PRC in accordance with the requirement of the PRC government, the ongoing COVID-19 pandemic has had a material adverse effect on our business operations. In light of these circumstances and continuing uncertainties, the Company will not be able to forecast its financial guidance for fiscal 2020 until further notice.

About Non-GAAP Financial Measure

To supplement the Company's consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the Company uses in this press release the following measure defined as non-GAAP financial measures by the United States Securities and Exchange Commission: EBITDA. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned "Reconciliation of GAAP and non-GAAP Results" set forth at the end of this press release. The Company's management believes that this adjusted measure provides investors with a better understanding of how the results relate to the Company's historical performance. This adjusted measure should not be considered an alternative to net income (loss), or any other measure of financial performance presented in accordance with U.S. GAAP, and is not necessarily comparable to a similarly titled measure of any other company. The accompanying tables have more details on the reconciliation between non-GAAP financial measure and its most directly comparable GAAP financial measure.

Conference Call

China XD Plastics’ senior management will host a conference call at 8:00 am Eastern Time on Monday, June 29, 2020, to discuss its first quarter 2020 financial results.

Due to the outbreak of COVID-19, operator assisted conference calls are not available at the moment. All participants must preregister online prior to the call to receive the dial-in details.

Participants can register for the conference call by navigating to  http://apac.directeventreg.com/registration/event/8719069. Once preregistration has been completed, participants will receive dial-in numbers, an event passcode, and a unique registrant ID.

To join the conference, please dial the number you receive, enter the event passcode followed by your unique registrant ID, and you will be joined to the conference instantly.

A recording of the conference call will be available through July 7th, 2020 by calling + 1-855-452-5696 (for callers in the U.S.), + +61 2 8199 0299  (for International callers) and entering passcode 8719069

A live webcast and replay of the conference call will be available on the investor relations page of the Company’s website at http://chinaxd.net/.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of March 31,2020, 636 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the U.S.  Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s growth potential in international markets; the effectiveness and profitability of the Company’s product diversification strategy; the impact of the Company’s product mix shift to more advanced products and related pricing policies; the effectiveness, profitability, and the marketability of the Company’s ongoing mix shift to more advanced products; the prospect of the Company’s facilities in various regions. These forward-looking statements can be identified by terminology such as “will,” “expect,” “project,” “anticipate,” “forecast,” “plan,” “believe,” “estimate” and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the global economic uncertainty, the fluctuation in automotive sales and productions, the development of Company’s expansion plans, the slowdown of China’s automotive industry, the concentration of the Company’s distributors, customers and suppliers,  and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics Co., Ltd.

Mr. Taylor Zhang, CFO (New York)

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net

Financial Tables Follow -

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	12,207,324	17,201,775
Restricted cash	178,226,530	211,231,244
Accounts receivable, net of allowance for doubtful accounts	240,122,877	222,072,053
Inventories	630,113,470	642,509,534
Prepaid expenses and other current assets	241,746,951	171,848,122
Total current assets	1,302,417,152	1,264,862,728
Property, plant and equipment, net	820,918,992	830,319,716
Long-term prepayments to equipment and construction suppliers	501,506,656	495,570,421
Operating lease right-of-use assets, net	43,397,951	44,149,955
Other non-current assets	736,405	979,428
Total assets	2,668,977,156	2,635,882,248

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank loans, including current portion of long-term bank loans	672,728,013	680,174,859
Bills payable	361,060,465	400,671,063
Accounts payable	63,095,261	57,458,673
Amounts due to related parties	25,856,105	26,251,919
Income taxes payable	22,473,490	26,458,837
Operating lease liabilities, current	1,417,224	1,388,555
Accrued expenses and other current liabilities	121,655,283	86,550,388
Total current liabilities	1,268,285,841	1,278,954,294
Long-term bank loans, excluding current portion	345,155,760	322,456,413
Deferred income	90,031,695	92,639,620
Operating lease liabilities, non-current	14,336,361	14,429,434
Mandatorily redeemable noncontrolling interests	45,870,912	—
Other non-current liabilities	92,544,380	91,028,376
Total liabilities	1,856,224,949	1,799,508,137

Stockholders' equity:
Series B preferred stock	100	100
Common stock, US$0.0001 par value, 500,000,000 shares authorized, 66,969,841 shares issued, 66,948,841 shares outstanding as of March 31, 2020 and December 31, 2019, respectively	6,697	6,697
Treasury stock, 21,000 shares at cost	(92,694)	(92,694)
Additional paid-in capital	184,208,447	184,208,447
Retained earnings	709,120,874	720,159,368
Accumulated other comprehensive loss	(80,491,217)	(67,907,807)
Total stockholders' equity	812,752,207	836,374,111
Commitments and contingencies	—	—
Total liabilities and stockholders' equity	2,668,977,156	2,635,882,248

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three-Month Period Ended March 31,
	2020	2019
	US$	US$

Revenues	144,837,678	301,466,007
Cost of revenues	(139,599,821)	(251,136,339)
Gross profit	5,237,857	50,329,668

Selling expenses	(115,911)	(277,820)
General and administrative expenses	(6,030,126)	(8,775,385)
Research and development expenses	(3,841,792)	(10,062,186)
Total operating expenses	(9,987,829)	(19,115,391)

Operating income (loss)	(4,749,972)	31,214,277

Interest income	265,622	435,779
Interest expense	(17,916,189)	(17,500,277)
Foreign currency exchange gains (losses)	2,368,139	(2,140,865)
Gains on disposal of a subsidiary	—	518,491
Government grant	9,882,937	2,094,937
Total non-operating expense, net	(5,399,491)	(16,591,935)

Income (loss) before income taxes	(10,149,463)	14,622,342

Income tax expense	(889,031)	(3,641,627)

Net income (loss)	(11,038,494)	10,980,715
Earnings (loss) per common share:
Basic and diluted	(0.16)	0.16

Net income (loss)	(11,038,494)	10,980,715

Other comprehensive income (loss)
Foreign currency translation adjustment, net of nil income taxes	(12,583,410)	14,670,801
Comprehensive income (loss)	(23,621,904)	25,651,516

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-Month Period Ended March 31,
	2020	2019
	US$	US$
Cash flows from operating activities:
Net cash (used in) provided by operating activities	(89,161,481)	66,949,790

Cash flows from investing activities:
Purchase of and deposits for property, plant and equipment	(20,075,023)	(11,471,899)
Cash disposed for sales of a subsidiary	—	(3,217)
Net cash used in investing activities	(20,075,023)	(11,475,116)

Cash flows from financing activities:
Proceeds from bank borrowings	167,239,924	357,291,327
Repayment of bank borrowings	(139,844,356)	(281,123,795)
Proceeds from interest-free advances from a related party	—	289,298
Capital injection from noncontrolling interests	46,621,719	—
Payments of issuance cost for syndicated loans	126,012	—
Net cash provided by financing activities	74,143,299	76,456,830

Effect of foreign currency exchange rate changes on cash, cash equivalents, and restricted cash	(2,905,960)	7,289,967
Net (decrease) increase in cash, cash equivalents, and restricted cash	(37,999,165)	139,221,471

Cash, cash equivalents, and restricted cash at beginning of period	228,433,019	366,991,840
Cash, cash equivalents, and restricted cash at end of period	190,433,854	506,213,311

Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	14,824,755	13,316,939
Income taxes paid	3,483,082	2,276,847
Non-cash investing and financing activities:
Accrual for purchase of equipment and construction included in accrued expenses and other current liabilities	5,359,491	1,181,670

The following table shows a reconciliation of cash, cash equivalents and restricted cash on the condensed consolidated balance sheets to that presented in the above condensed consolidated statements of cash flows.

	March 31,	March 31,
	2020	2019
	US$	US$
Cash and cash equivalents	12,207,324	78,891,580
Restricted cash	178,226,530	427,321,731
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	190,433,854	506,213,311

CHINA XD PLASTICS COMPANY LIMITED
RECONCILIATION OF GAAP AND NON-GAAP RESULTS
(Amounts expressed in United States Dollars)

	Three-Month Period Ended
	March 31,
	2020	2019

Net income (loss) -GAAP	$(11,038,494)	$10,980,715
Interest expense	17,916,189	17,500,277
Provision for income taxes	889,031	3,641,627
Depreciation and amortization expense	13,584,604	15,326,044
Amortization of operating lease right-of-use assets	313,186	156,566
EBITDA	21,664,516	47,605,229